Exhibit 99 (a)

For Further Information Contact:           Steven Nell
                                           Chief Financial Officer
                                           (918) 588-6000

                                           Jesse Boudiette
                                           Vice President
                                           Corporate Communications Manager
                                           BOK Financial Corp.
                                           (918) 588-6532


                 BOK FINANCIAL REPORTS RECORD QUARTERLY EARNINGS
        Loan Growth Strong, Net Interest Margin Stable in Second Quarter


TULSA, Okla. (Tuesday, July 18, 2006) - BOK Financial Corporation reported record quarterly net income of $55.0 million or $0.82 per diluted share for the second quarter of 2006, a 9% increase over the second quarter of 2005.

Earnings for the second quarter of 2006 grew 18% excluding gains on sales of the Company's interest in an office building and residential mortgage loans of $3.8 million or $0.06 per diluted share from the second quarter of 2005. Mortgage loans sold during the second quarter of 2005 were not part of the Company's ongoing mortgage banking business.

Highlights of the quarter included:

     o    Outstanding loans grew $1.3 billion or 15% since June 30, 2005

     o Average deposits increased 14% from the second quarter of 2005, exceeding average loan growth by $284 million

     o    Stable net interest margin

     o    Fee revenues increased 8%

     o    Expense management at 6% level

     o Near historical low non-performing loans and strong allowance for loan losses

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"Loan  growth  of $593  million  since  March  31, a 26%  annualized  rate,  was exceptionally  strong,"  said  President  and CEO Stan  Lybarger.  "The  Dallas,
Houston,   Denver  and  Phoenix   regional  markets  along  with  Oklahoma  each
contributed to the quarter's growth. Our balanced approach to diversified revenue both in our regional markets and Oklahoma continued to fuel record earnings levels."

Net Interest Revenue

Net interest revenue totaled $121.1 million for the second quarter of 2006, up $8.6 million or 8% over the second quarter of 2005. Average earning assets grew $1.2 billion or 9%, including a $1.1 billion increase in average outstanding loans. Average deposits increased $1.4 billion or 14%. Other borrowed funds decreased $180 million compared with the second quarter of 2005. In addition, net interest revenue growth accelerated to a 13% annual rate compared to the previous quarter due largely to strong loan growth.

Net interest margin was 3.40% for the second quarter of 2006 compared with 3.39% for the first quarter of 2006 and 3.45% for the second quarter of 2005. The net interest margin has shown continued modest improvement since the third quarter of 2005 due to growth in earning assets and deposits, partially offset by asset spread compression.

Fees and Commissions Revenue

Fees and commissions revenue totaled $93.6 million for the second quarter of 2006, up $6.9 million or 8% over 2005. Transaction card revenue increased $2.0 million or 11% due largely to debit card fees. Trust revenue grew $1.5 million or 9% with fee increases across most business lines. Energy derivative and retail brokerage fees increased brokerage and trading revenue $1.0 million or 10%. Fee and commissions growth was partially offset by a $1.4 million decrease in mortgage banking revenue due to lower gains on loans sold during the quarter.

Margin fees, which are included in other revenue, totaled $2.9 million for the second quarter of 2006 and $1.3 million for the second quarter of 2005. Average margin assets totaled $260 million for the second quarter of 2006 compared with $204 million for the second quarter of 2005. Margin assets are a result of changes in the value of derivative contracts used primarily in the customer hedging programs.

Mortgage Servicing Rights

Appreciation of mortgage servicing rights, net of recognized losses on economic hedges increased net income $689 thousand for the second quarter of 2006. Depreciation in the value of mortgage servicing rights, net of recognized losses on economic hedges decreased net income $2.5 million for the second quarter of 2005.

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The pre-tax value of mortgage  servicing rights  appreciated $3.6 million during the second quarter of 2006 due to rising interest rates and a slow-down in anticipated loan prepayments. Average mortgage commitment rates increased 36 basis points since March 31, 2006 to 6.61% at June 30, 2006. Rising interest rates also resulted in recognized pre-tax losses of $2.5 million on securities held as an economic hedge against changes in value of the mortgage servicing rights.

Operating Expenses

Operating expenses, excluding changes in the value of mortgage servicing rights increased $6.8 million or 6% compared with the second quarter of 2005. Personnel costs increased $7.0 million or 11%. Salaries and wages increased $4.5 million or 11% compared with the second quarter of 2005. Average salaries and wages per employee increased 7% over last year and the average number of employees increased 3%. Incentive compensation costs which are based on growth in loans, revenue or other criteria over defined targets grew $2.7 million or 21% compared with 2005.

Loans and Deposits

Outstanding loans totaled $9.8 billion at June 30, 2006, a $593 million increase over March 31, 2006. Commercial loans and commercial real estate loans increased $299 million and $219 million, respectively. Outstanding commercial loans to the energy industry increased $147 million while residential construction loans grew $104 million during the second quarter.

Loans in markets outside of Oklahoma totaled $4.2 billion, an increase of $339 million since March 31, 2006, and now represent 43% of total outstanding loans. Outstanding loans in the Texas markets increased $202 million to $2.5 billion while outstanding loans increased $53 million in both the Colorado and Arizona markets. At June 30, 2006 loans in Colorado and Arizona totaled $508 million and $257 million, respectively.

Loans in markets attributed to Oklahoma grew $254 million to $5.6 billion. Commercial loans in Oklahoma markets increased $138 million while commercial real estate loans grew $84 million.

Deposits totaled $11.3 billion at June 30, 2006, unchanged from the start of the second quarter. The Company has retained a significant portion of the fourth quarter's $976 million deposit growth. Demand deposits at June 30, 2006 grew at a 9% annualized rate compared with March 31 while interest-bearing transaction accounts decreased at a 10% annualized rate.

Credit Quality

Overall credit quality remained strong through the second quarter of 2006. Net loans charged-off totaled $3.8 million due to a modest increase in net losses on commercial and commercial real estate loans. Net loans charged off were $1.6 million in the preceding quarter and $2.3 million in the second quarter of 2005.

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Non-performing  loans continued to be near historic lows.  Non-performing  loans totaled $31 million or 0.32% of outstanding loans at June 30, 2006 and $32 million or 0.35% of outstanding loans at March 31, 2006.

The allowance for loan losses was $105 million at June 30, 2006, 1.07% of outstanding loans and 337% of non-performing loans. The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $126 million, 1.30% of outstanding loans and 408% of non-performing loans. The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $126 million at March 31, 2006, 1.38% of outstanding loans and 392% of non-performing loans.

The provision for credit losses for the second quarter of 2006 was $3.8 million compared with $3.4 million for the first quarter of 2006 and $2.0 million for the second quarter of 2005.

Capital Management

The Company repurchased 108,322 shares of its common stock at an average price of $48.56 per share during the second quarter of 2006 under its share repurchase program. A cash dividend of $10.0 million or $0.15 per common share was paid during the second quarter of 2006.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., BOSC,Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

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Forward-looking Information

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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